Exhibit 99.1

Contact:
Smithfield Foods, Inc.
Media:	Investors:
Adam Weiner or Lyndsey Estin	Jerry Hostetter or Keira Ullrich
Kekst and Company	Smithfield Foods, Inc.
1 (212) 521-4800	1 (212) 758-2100
adam-weiner@kekst.com	jerryhostetter@smithfieldfoods.com
lyndsey-estin@kekst.com	keiraullrich@smithfieldfoods.com

JBS S.A.	Continental Grain Company/
Jerry O’Callaghan	Five Rivers Ranch Cattle Feeding LLC
JBS S.A.	Robin Derin
011 (55) (11) 3144-4147	Continental Grain Company
jerry@jbs.com.br	1 (212) 207-5567
robin.derin@conti.com

Smithfield Foods and JBS S.A. Announce Agreement To Sell Beef Processing and Cattle Feeding Operations To JBS

Smithfield, Virginia (March 5, 2008)—Smithfield Foods, Inc. (NYSE: SFD) announced today that it has signed a definitive agreement to sell Smithfield Beef Group, Inc. (“Smithfield Beef”), its beef processing and cattle feeding operation, to JBS S.A. (Bovespa: JBSS3), for $565.0 million in cash.

The sale to JBS will include 100 percent of Five Rivers Ranch Cattle Feeding LLC (“Five Rivers”), which is currently held by Smithfield Beef in a 50/50 joint venture with Continental Grain Company (“CGC,” formerly ContiGroup Companies, Inc.). Smithfield Foods and CGC have agreed that, immediately before closing of the JBS transaction, Smithfield Beef will acquire from CGC the 50 percent of Five Rivers that it does not presently own in return for 2.167 million shares of Smithfield common stock.

The purchase prices for JBS’s purchase of Smithfield Beef, and Smithfield Beef’s purchase of the 50 percent interest in Five Rivers, are subject to customary adjustments, including adjustments for differences in working capital at closing from agreed-upon targets.

The transaction excludes substantially all live cattle inventories held by Smithfield Beef and Five Rivers as of the closing date, together with associated debt. Live cattle currently owned by Five Rivers will be transferred to a new 50/50 joint venture between Smithfield Foods and CGC, while live cattle currently owned by Smithfield Beef will be transferred to another subsidiary of Smithfield Foods. The excluded live cattle will be raised by JBS after closing for a negotiated fee and then sold at maturity at market-based prices. Proceeds from the sale of the excluded live cattle will be paid in cash to the Smithfield Foods/CGC joint venture or Smithfield Foods, as appropriate. Smithfield believes that most of the live cattle inventories will be sold within six months after closing with substantially all sold within 12 months after closing. The proceeds from the sale of Smithfield Beef’s live cattle inventories, together with Smithfield’s 50 percent interest in Five Rivers’ cattle inventory, net of associated debt, are expected to be in excess of $200 million.

Smithfield Foods expects that the net proceeds of the transaction (consisting of the $565.0 million to be paid at closing, plus the net proceeds from the sale of the retained cattle inventory post-closing after payment of associated debt) will be used primarily for debt reduction.

Smithfield Beef processes approximately 1.5 billion pounds of fresh beef annually. Its processing capacity is 7,600 cattle per day. Five Rivers is the largest cattle feedlot operation in the U.S. with a one-time feeding capacity of 811,000 head of cattle.

“We see this acquisition as an opportunity to participate in a segment of the business and a region where we are not present today. The synergy created will help us increase our customer base and reduce overheads in a highly competitive industry,” said Wesley Mendonça Batista, Chief Executive Officer of JBS USA.

“We are pleased that Smithfield Foods is able to benefit our shareholders through this transaction by using the ultimate net proceeds of approximately $750 million to reduce leverage and invest capital in higher return businesses,” said C. Larry Pope, president and chief executive officer. “While outperforming the industry, our beef group has nevertheless been a relatively minor player, as we have been unable to grow through acquisition or justify building a new plant in this adverse environment. It makes sense to exit the beef business at this time,” he said.

The transaction is expected to close as soon as possible subject to customary regulatory review and closing conditions.

Smithfield’s financial advisor in connection with the transaction was Evercore Partners and its legal advisor was Hunton & Williams LLP. JBS’s financial advisor was JPMorgan Securities, Inc. while Allen & Overy LLP acted as its legal advisor.

About Smithfield

With sales of $13 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

About JBS S.A.

JBS is a public company with its shares listed on Bovespa’s Novo Mercado under the symbol JBSS3. JBS operates 23 plants in Brazil and six in Argentina in addition to its operations in Australia and the United States resulting from the purchase of Swift & Company last year. In the 12 months ending September 2007, JBS generated pro forma net revenue of U.S.$11.9 billion and processed nine million head of cattle. More information about JBS S.A. is available at www.JBS.com.br/ir/.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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